Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Sabra Purtill (Investors): sabra.purtill@aig.com
175 Water Street	Shelley Singh (Investors): shelley.singh@aig.com
New York, NY 10038	Claire Talcott (Media): claire.talcott@aig.com
www.aig.com

AIG Reports Third Quarter 2020 Results

❖	Announced Intention to Separate the Life and Retirement Business from AIG to Establish Two Independent Market Leading Companies and Unlock Significant Value to Shareholders and Other Stakeholders
❖	Continued Improvement in General Insurance; Limited Impact from Catastrophe Losses (CATs)
❖	Life and Retirement Adjusted Pre-tax Income (APTI) of $975 million; Modest Impact from the Annual Actuarial Assumption Update
❖	Strong Balance Sheet and Financial Flexibility; $73.86 of Book Value per Common Share, an increase of 3.0% from June 30, 2020

•	Net income attributable to AIG common shareholders was $281 million, or $0.32 per diluted common share, for the third quarter of 2020 compared to $648 million or $0.72 per diluted common share, in the prior year quarter.
•	Adjusted after-tax income attributable to AIG common shareholders* was $709 million, or $0.81 per diluted common share, for the third quarter of 2020 compared to $505 million, or $0.56 per diluted common share, in the prior year quarter.
•	General Insurance reported $790 million of pre-tax CATs, net of reinsurance, or 13.5 combined ratio points, resulting in a General Insurance combined ratio of 107.2 compared to 103.7 in the prior year quarter.
•	The General Insurance accident year combined ratio, as adjusted*, was 93.3, a 2.6 point improvement from the prior year quarter, benefiting from the actions taken to improve underwriting performance.
•	Life and Retirement APTI increased 51% to $975 million compared to the prior year quarter, reflecting strong equity market performance, favorable short-term impacts from lower interest rates and tighter spreads, and lower general operating expenses (GOE), partially offset by base spread compression and unfavorable impacts from COVID-19 mortality. Adjusted return on attributed common equity (Adjusted ROCE) for Life and Retirement* for the third quarter was 14.5%.
•	Total consolidated net investment income was $3.8 billion compared to $3.4 billion in the prior year quarter. Net investment income on an APTI basis* of $3.2 billion decreased approximately $277 million, primarily as a result of the sale of Fortitude Group Holdings LLC (Fortitude) on June 2, 2020.
•	On October 26, 2020 AIG announced its intention to separate its Life and Retirement business from AIG.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, November 5, 2020 – American International Group, Inc. (NYSE: AIG) today reported financial results for the quarter ended September 30, 2020.

Brian Duperreault, AIG’s Chief Executive Officer, said: “We are pleased to report AIG’s solid third quarter results as we embark on an important phase of our journey to become a top performing company. In General Insurance, the accident year combined ratio, as adjusted, improved for the ninth consecutive quarter, and the high frequency of natural catastrophes and COVID-19 had a limited impact on financial results. Life and Retirement’s results continue to demonstrate that it is a market-leading franchise, with a strong improvement in adjusted pre-tax income from last year. Our recent leadership transition and corporate structure announcements marked an important milestone for AIG made possible by the significant foundational work our colleagues have successfully executed on over the last three years.”

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended September 30,
($ in millions, except per common share amounts)	2020	2019
Net income attributable to AIG common shareholders	$281	$648
Net income per diluted share attributable to AIG common shareholders	$0.32	$0.72

Weighted average common shares outstanding - diluted	873.1	895.8

Adjusted pre-tax income (loss):
General Insurance	$416	$507
Life and Retirement	975	646
Other Operations	(562)	(500)
Legacy	89	93
Total	$918	$746

Adjusted after-tax income attributable to AIG common shareholders	$709	$505
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$0.81	$0.56

Return on common equity	1.8%	4.0%
Return on tangible common equity*	1.9%	4.4%
Adjusted return on common equity*	5.8%	4.1%
Adjusted return on tangible common equity*	6.5%	4.5%
Adjusted return on attributed common equity - Core*	5.6%	4.4%

Common shares outstanding	861.4	869.9
Book value per common share	$73.86	$74.85
Tangible book value per common share*	$68.08	$68.77
Book value per common share, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets*	$66.21	$68.40
Adjusted book value per common share	$56.78	$57.60
Adjusted tangible book value per common share*	$51.01	$51.52

General Insurance Combined ratio	107.2	103.7
General Insurance Accident year combined ratio, as adjusted	93.3	95.9

Adjusted return on attributed common equity - Life and Retirement	14.5%	10.1%

All comparisons are against the third quarter of 2019, unless otherwise indicated. Refer to the AIG Third Quarter 2020 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

THIRD QUARTER 2020 HIGHLIGHTS

General Insurance – Third quarter APTI of $416 million was comprised of an underwriting loss of $423 million and net investment income of $839 million compared to APTI of $507 million in the prior year quarter. The underwriting loss of $423 million included $790 million of CATs, net of reinsurance, including $605 million of non-COVID-19 CATs primarily relating to windstorms and tropical cyclones in North America and Japan, as well as wildfires on the U.S. West Coast, and $185 million of estimated COVID-19 losses, primarily related to Travel, Contingency and Validus Re compared to $497 million of CATs, net of reinsurance, in the prior year quarter. Unfavorable net prior year loss reserve development, net of reinsurance, totaled $13 million, and reflects $53 million of favorable amortization from the Adverse Development Cover (ADC) compared to favorable net prior year loss reserve development, net of reinsurance of $3 million in the prior year quarter which reflected $58 million of favorable amortization from the ADC.

The General Insurance combined ratio was 107.2, including 13.5 points of CATs and reinstatement premiums, of which 3.1 points related to COVID-19 losses. The accident year combined ratio, as adjusted, was 93.3, an improvement of 2.6 points from prior year quarter and comprised of a 60.7 accident year loss ratio, as adjusted* and an expense ratio of 32.6.

Commercial Lines continued to show strong improvement due to premium rate increases and underwriting and reinsurance actions taken to improve business mix and loss performance. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 6.3 points to 93.1 and for International Commercial Lines improved 4.1 points to 89.9.

The North America Personal Insurance accident year combined ratio, as adjusted, which increased 23.1 points to 118.6 compared to the prior year quarter, was impacted by business mix driven by a series of quota share reinsurance agreements placed in the second quarter 2020, including participation by our recently formed Syndicate 2019, a Lloyd’s Syndicate managed by Talbot, to reinsure risks related to AIG’s Private Client Group, and also reflects the impact of COVID-19 on the Travel business.

The General Insurance expense ratio improved 1.8 points to 32.6 reflecting changes in the business mix. GOE decreased by 9% to $752 million compared to the prior year quarter.

Life and Retirement – Third quarter APTI was $975 million compared to $646 million in the prior year quarter. The current quarter includes a $120 million charge, on an APTI basis, for the annual actuarial assumption update compared to a $143 million charge for last year’s update. The APTI increase reflects higher private equity returns, which are reported on a one quarter lag, and strong equity market performance which resulted in lower deferred acquisition costs (DAC) and Sales Inducement (SI) amortization and lower Variable Annuity reserves; favorable short-term impacts from lower interest rates and tighter credit spreads which resulted in higher call and tender income; and lower GOE. These favorable impacts were partially offset by base spread compression and unfavorable impacts from COVID-19 mortality. Net flows were negative driven by lower Fixed, Variable and Index Annuity sales. Adjusted ROCE for Life and Retirement for the third quarter of 2020 was 14.5%.

FOR IMMEDIATE RELEASE

The $120 million charge, on an APTI basis, for the annual actuarial assumption update was offset by a benefit of $98 million, pre-tax, reflected in net realized capital losses and DAC related to guaranteed minimum withdrawal benefits on Variable Annuities, resulting in a net charge of $22 million to pre-tax income compared to a net benefit of $20 million in the prior year quarter.

On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG. No decisions have yet been made regarding the structure of the proposed separation. In addition, any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission. No assurance can be given regarding the form that a separation transaction may take or the specific terms or timing thereof, or that a separation will in fact occur.

Other Operations – Third quarter adjusted pre-tax loss (APTL) was $562 million, including $136 million of reductions from consolidation, eliminations and other adjustments, compared to $500 million, including $46 million of reductions from consolidation, eliminations and other adjustments, in the prior year quarter. Before consolidation, eliminations and other adjustments, the decrease in the pre-tax loss was primarily due to lower GOE, partially offset by increased interest expense related to debt issuance in the second quarter of 2020 and lower net investment income associated with available for sale securities.

Legacy Results – Third quarter APTI was $89 million compared to $93 million in the prior year quarter, reflecting the completion of the sale of Fortitude, partially offset by higher Legacy Investments gains on fair value option portfolios compared to losses in the prior year quarter. Legacy Life and Retirement Run-off Lines includes a $13 million benefit for the annual actuarial assumption update compared to a $30 million charge in the prior year quarter.

Net Investment Income – Total consolidated net investment income increased to $3.8 billion compared to $3.4 billion in the prior year quarter. Net investment income on an APTI basis decreased 8% to $3.2 billion in the third quarter of 2020. Excluding the impact of Fortitude in the third quarter of 2019, net investment income on an APTI basis increased $271 million compared to the prior year quarter primarily reflecting higher private equity and hedge fund returns.

FOR IMMEDIATE RELEASE

Liquidity and Capital – As of September 30, 2020, AIG Parent liquidity stood at approximately $10.7 billion compared to $7.6 billion at December 31, 2019. In August 2020 AIG repaid $638 million aggregate principal amount of its 3.375% Notes Due 2020.

Book Value per Common Share – As of September 30, 2020, book value per common share was $73.86 compared to $71.68 at June 30, 2020, primarily driven by increased net unrealized gains on the investment portfolio. Adjusted book value per common share, which excludes accumulated other comprehensive income adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets and deferred tax assets, increased to $56.78 compared to $55.90 at June 30, 2020. Adjusted tangible book value per common share, which is Adjusted book value per common share excluding Goodwill, Value of Business Acquired, Value of Distribution Channel Acquired and Other Intangible Assets was $51.01 compared to $50.16 at June 30, 2020.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2020	2019	Change
Total General Insurance
Gross premiums written	$8,251	$8,583	(4)%
Net premiums written	$5,924	$6,648	(11)
Underwriting loss	$(423)	$(249)	(70)
Adjusted pre-tax income	$416	$507	(18)

Underwriting ratios:
Loss ratio	74.6	69.3	5.3	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(13.5)	(7.5)	(6.0)
Prior year development	(0.4)	-	(0.4)
Adjustments for ceded premium under reinsurance contracts and other	-	(0.3)	0.3
Accident year loss ratio, as adjusted	60.7	61.5	(0.8)
Expense ratio	32.6	34.4	(1.8)
Combined ratio	107.2	103.7	3.5
Accident year combined ratio, as adjusted	93.3	95.9	(2.6)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended September 30,
($ in millions)	2020	2019	Change
North America
Net premiums written	$2,766	$3,404	(19)%
Commercial Lines	2,381	2,502	(5)
Personal Insurance	385	902	(57)

Underwriting loss	$(334)	$(185)	(81)
Commercial Lines	(117)	(123)	5
Personal Insurance	(217)	(62)	(250)

Adjusted pre-tax income	$399	$435	(8)

Underwriting ratios:
North America
Loss ratio	86.0	76.7	9.3	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(22.3)	(7.1)	(15.2)
Prior year development	5.9	0.5	5.4
Adjustments for ceded premium under reinsurance contracts and other	-	(0.6)	0.6
Accident year loss ratio, as adjusted	69.6	69.5	0.1
Expense ratio	26.4	29.0	(2.6)
Combined ratio	112.4	105.7	6.7
Accident year combined ratio, as adjusted	96.0	98.5	(2.5)

North America Commercial Lines
Loss ratio	81.5	80.9	0.6	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(18.5)	(6.4)	(12.1)
Prior year development	6.7	1.6	5.1
Adjustments for ceded premium under reinsurance contracts and other	-	(0.8)	0.8
Accident year loss ratio, as adjusted	69.7	75.3	(5.6)
Expense ratio	23.4	24.1	(0.7)
Combined ratio	104.9	105.0	(0.1)
Accident year combined ratio, as adjusted	93.1	99.4	(6.3)

North America Personal Insurance
Loss ratio	120.1	64.2	55.9	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(51.3)	(9.0)	(42.3)
Prior year development	(0.6)	(3.0)	2.4
Adjustments for ceded premium under reinsurance contract	-	(0.1)	0.1
Accident year loss ratio, as adjusted	68.2	52.1	16.1
Expense ratio	50.4	43.4	7.0
Combined ratio	170.5	107.6	62.9
Accident year combined ratio, as adjusted	118.6	95.5	23.1

FOR IMMEDIATE RELEASE

General Insurance North America – Commentary

•	Net premiums written decreased by 19% to $2.8 billion principally due to Personal Insurance. Personal Insurance net premiums written were $385 million, a decrease of $517 million, primarily as a result of cessions pursuant to a series of quota share reinsurance agreements placed in the second quarter of 2020, including participation by our recently formed Syndicate 2019, a Lloyd’s Syndicate managed by Talbot, to reinsure risks related to AIG’s Private Client Group, and as a result of the impact on net premiums written from COVID-19, most notably in the Travel business. Commercial Lines net premiums written were $2.4 billion, a decrease of $121 million or 5%, as a result of prior portfolio management decisions, reinsurance and the impact of COVID-19, offset by strong rate increases, improving retention and new business particularly within Lexington and Retail Property.

•	Pre-tax underwriting loss of $334 million included $599 million of CATs, net of reinsurance, of which $464 million related to non-COVID-19 CATs and $135 million related to COVID-19 CATs compared to a pre-tax underwriting loss of $185 million in the prior year quarter, which included $230 million of CATs. The North America combined ratio was 112.4 compared to 105.7 in the prior year quarter, reflecting 22.3 points of CATs and reinstatement premiums. The accident year combined ratio, as adjusted, improved 2.5 points to 96.0 compared to the prior year quarter primarily due to Commercial Lines.

•	The North America Commercial Lines accident year combined ratio, as adjusted, was 93.1, a 6.3 point improvement compared to the prior year quarter benefiting from rate increases and underwriting actions in 2019, as well as improvement in the expense ratio due to changes in the business mix.

•	The North America Personal Insurance accident year combined ratio, as adjusted, increased 23.1 points to 118.6 compared to the prior year quarter. The change in business mix due to lower Travel business and the cessions pursuant to a series of quota share reinsurance agreements placed in the second quarter of 2020, including participation by our recently formed Syndicate 2019, resulted in a higher accident year loss ratio, as adjusted, offset in part by a lower acquisition ratio. The GOE ratio was also impacted by the reduction in net premiums earned.

•	Favorable net prior year loss reserve development was $170 million compared to $17 million in the prior year quarter. The development is primarily related to North America Commercial Lines U.S. Workers’ Compensation and U.S. Property and Special Risks and reflects $53 million of favorable amortization from the ADC.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended September 30,
($ in millions)	2020	2019	Change
International
Net premiums written	$3,158	$3,244	(3)%
Commercial Lines	1,600	1,528	5
Personal Insurance	1,558	1,716	(9)

Underwriting income (loss)	$(89)	$(64)	(39)
Commercial Lines	(184)	(65)	(183)
Personal Insurance	95	1	NM

Adjusted pre-tax income	$17	$72	(76)

Underwriting ratios:
International
Loss ratio	65.0	62.3	2.7	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.0)	(8.0)	2.0
Prior year development	(5.8)	(0.4)	(5.4)
Accident year loss ratio, as adjusted	53.2	53.9	(0.7)
Expense ratio	37.8	39.5	(1.7)
Combined ratio	102.8	101.8	1.0
Accident year combined ratio, as adjusted	91.0	93.4	(2.4)

International Commercial Lines
Loss ratio	77.8	67.9	9.9	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.2)	(8.0)	0.8
Prior year development	(14.5)	(2.1)	(12.4)
Accident year loss ratio, as adjusted	56.1	57.8	(1.7)
Expense ratio	33.8	36.2	(2.4)
Combined ratio	111.6	104.1	7.5
Accident year combined ratio, as adjusted	89.9	94.0	(4.1)

International Personal Insurance
Loss ratio	52.2	57.4	(5.2	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(4.8)	(8.0)	3.2
Prior year development	3.0	1.1	1.9
Accident year loss ratio, as adjusted	50.4	50.5	(0.1)
Expense ratio	41.8	42.5	(0.7)
Combined ratio	94.0	99.9	(5.9)
Accident year combined ratio, as adjusted	92.2	93.0	(0.8)

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Net premiums written decreased 3% on a reported basis and 4% on a constant dollar basis. International Personal Insurance net premiums written decreased 10% on a constant dollar basis, largely due to the impact of COVID-19 on Travel and other lines of business. This was partially offset by an increase in International Commercial Lines net premiums written of 3% on a constant dollar basis driven by rate improvement across most commercial lines.

•	Pre-tax underwriting loss of $89 million included $191 million of CATs, net of reinsurance, of which $141 million related to non-COVID-19 CATs and $50 million related to COVID-19 CATs. The International combined ratio was 102.8 compared to 101.8 in the prior year quarter, reflecting 6.0 points of CATs and reinstatement premiums. The accident year combined ratio, as adjusted, improved 2.4 points to 91.0 compared to the prior year quarter primarily due to Commercial Lines.

•	The International Commercial Lines accident year combined ratio, as adjusted, was 89.9, a 4.1 point improvement driven by premium rate increases, benefits from underwriting actions, portfolio optimization and ongoing expense discipline.

•	The International Personal Insurance accident year combined ratio, as adjusted, improved by 0.8 points to 92.2, as the decline in GOE was greater than the decline in net premiums earned.

•	Unfavorable net prior year loss reserve development was $183 million compared to $14 million in the prior year quarter. The development was driven by $230 million of unfavorable net prior year loss reserve development primarily in International Commercial Financial Lines, partially offset by $47 million of favorable net prior year loss reserve development in International Personal Insurance.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended September 30,
($ in millions)	2020	2019	Change
Life and Retirement
Premiums & fees	$1,386	$1,529	(9)%
Net investment income	2,260	2,078	9
Adjusted revenues	3,870	3,833	1
Benefits, losses and expenses	2,895	3,187	(9)
Adjusted pre-tax income	975	646	51
Premiums and deposits	6,950	7,461	(7)

Individual Retirement
Premiums & fees	$256	$242	6%
Net investment income	1,081	1,021	6
Adjusted revenues	1,480	1,416	5
Benefits, losses and expenses	947	1,029	(8)
Adjusted pre-tax income	533	387	38
Premiums and deposits	2,702	3,692	(27)
Net flows	(770)	(330)	(133)

Group Retirement
Premiums & fees	$120	$116	3%
Net investment income	571	544	5
Adjusted revenues	758	726	4
Benefits, losses and expenses	420	523	(20)
Adjusted pre-tax income	338	203	67
Premiums and deposits	1,772	1,924	(8)
Net flows	(957)	(788)	(21)

Life Insurance
Premiums & fees	$694	$742	(6)%
Net investment income	368	289	27
Adjusted revenues	1,076	1,037	4
Benefits, losses and expenses	1,071	1,044	3
Adjusted pre-tax income (loss)	5	(7)	NM
Premiums and deposits	1,030	1,012	2

Institutional Markets
Premiums & fees	$316	$429	(26)%
Net investment income	240	224	7
Adjusted revenues	556	654	(15)
Benefits, losses and expenses	457	591	(23)
Adjusted pre-tax income	99	63	57
Premiums and deposits	1,446	833	74

FOR IMMEDIATE RELEASE

Life and Retirement – Commentary

•	Life and Retirement reported APTI of $975 million compared to $646 million in the prior year quarter. The increase in APTI primarily reflects higher private equity returns, which are reported on a one quarter lag; lower DAC and SI amortization; lower Variable Annuity reserves; higher call and tender income; and lower GOE. The increase in APTI was partially offset by the continued impact of lower reinvestment rates on base investment spreads as well as unfavorable impacts from COVID-19 mortality. The current quarter includes a $120 million charge for the annual actuarial assumption update compared to a $143 million charge in the prior year quarter.

•	Premiums were $744 million compared to $826 million in the prior year quarter. Premiums and deposits decreased $511 million to $7.0 billion primarily due to lower Fixed Annuities, Variable Annuities, Index Annuities and Group Retirement deposits in the third quarter of 2020 driven by broad industry sales disruptions caused by COVID-19 and the lower interest rate environment, partially offset by an increase in Institutional Markets activity.

•	Individual Retirement reported APTI of $533 million compared to $387 million in the prior year quarter. APTI increased primarily due to strong equity market performance resulting in favorable impacts on DAC and SI amortization, lower Variable Annuity reserves, higher private equity returns, and favorable short-term impacts from lower interest rates and tighter credit spreads resulting in higher gains on call and tender income. This was partially offset by base spread compression. The current quarter includes a $75 million charge for the annual actuarial assumption update compared to a $63 million charge in the prior year quarter. Total net flows were negative in the quarter driven by lower Fixed, Variable and Index Annuities sales as a result of continued market impacts due to COVID-19 and the lower interest rate environment.

•	Group Retirement reported APTI of $338 million compared to $203 million in the prior year quarter. The increase in APTI was driven by higher private equity returns, partially offset by base spread compression. The current quarter includes a $68 million benefit for the annual actuarial assumption update compared to a $17 million charge in the prior year quarter. Net flows were negative for the quarter, primarily due to lower individual Fixed Annuity sales as a result of continued market impacts due to COVID-19 and the lower interest rate environment.

FOR IMMEDIATE RELEASE

•	Life Insurance reported APTI of $5 million compared to APTL of $7 million in the prior year quarter. The current quarter includes a $114 million charge for the annual actuarial assumption update compared to a $63 million charge in the prior year quarter. The increase in APTI is primarily due to higher private equity income and favorable short-term impacts from lower interest rates and tighter credit spreads resulting in higher call and tender income, partially offset by unfavorable impacts from COVID-19 mortality.

•	Institutional Markets APTI of $99 million increased from $63 million in the prior year quarter. The current quarter includes a $1 million benefit for the annual actuarial assumption update compared to no impact in the prior year quarter. The increase in pre-tax income is primarily due to higher private equity returns and year over year growth in reserves.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, November 6, 2020 at 9:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the financial results presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophes and macroeconomic events, such as the COVID-19 crisis, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

FOR IMMEDIATE RELEASE

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	the adverse impact of COVID-19, including with respect to AIG’s business, financial condition and results of operations;
•	changes in market and industry conditions, including the significant global economic downturn, general market declines, prolonged economic recovery and disruptions to AIG’s operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;
•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, pandemics, civil unrest and the effects of climate change;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, including any separation of the Life and Retirement business from AIG and the impact any separation may have on AIG, its businesses, employees, contracts and customers;
•	AIG’s ability to effectively execute on AIG 200 operational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of our risk management policies and procedures, including with respect to our business continuity and disaster recovery plans;
•	changes in judgments concerning potential cost-saving opportunities;
•	concentrations in AIG’s investment portfolios;
•	changes to the valuation of AIG’s investments;
•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	AIG’s ability to successfully manage Legacy Portfolios;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill; and
•	such other factors discussed in:

– Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (which will be filed with the Securities and Exchange Commission);

FOR IMMEDIATE RELEASE

– Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020;

– Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020; and

– Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A of the 2019 Annual Report.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Third Quarter 2020 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Book Value per Common Share, Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments, and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA) and Other Intangible Assets (Tangible Book Value per Common Share) and Tangible Book Value per Common Share, Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) are used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding Goodwill, VOBA, VODA and Other intangible assets, by total common shares outstanding (Tangible Book Value per Common Share). Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

FOR IMMEDIATE RELEASE

AIG Return on Common Equity, Excluding Goodwill, VOBA, VODA and Other Intangible assets (Return on Tangible Common Equity) and Return on Tangible Common Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Return on Tangible Common Equity) is used to provide the rate of return on tangible common shareholder’s equity, which is a more accurate measure of realizable shareholder value. AIG excludes Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive tangible common shareholders’ equity (Tangible Common Shareholders’ Equity). Return on Tangible Common Equity is derived by dividing actual or annualized after-tax income attributable to AIG common shareholders by average Tangible Common Shareholders’ Equity. AIG further excludes AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA in Adjusted Tangible Common Equity. Adjusted Return on Tangible Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Tangible Common Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from adjusted pre-tax income. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets post deconsolidation of Fortitude Re;

•	following deconsolidation of Fortitude Re, net realized capital gains and losses on Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets);

•	loss (gain) on extinguishment of debt;

•	all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to a one-time lump sum payment to former employees;

•	income and loss from divested businesses;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquired businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

FOR IMMEDIATE RELEASE

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) and other charges from noncontrolling interests.

See page 23 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
g)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
h)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

FOR IMMEDIATE RELEASE

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#        #        #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended September 30,
	2020				2019
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(c)	After-tax	Pre-tax	Tax Effect	Interests(c)	After-tax
Pre-tax income/net income, including noncontrolling interests	$368	$74	$-	$299	$1,260	$287	$-	$973
Noncontrolling interests	-	-	(11)	(11)	-	-	(317)	(317)
Pre-tax income/net income attributable to AIG	368	74	(11)	288	1,260	287	(317)	656
Dividends on preferred stock				7				8
Net income attributable to AIG common shareholders				281				648
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	7	-	(7)	-	(8)	-	8
Deferred income tax valuation allowance releases(a)	-	8	-	(8)	-	9	-	(9)
Changes in fair value of securities used to hedge guaranteed living benefits	(15)	(3)	-	(12)	(12)	(2)	-	(10)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(78)	(17)	-	(61)	65	13	-	52
Changes in the fair value of equity securities	(119)	(25)	-	(94)	51	11	-	40
Gain on extinguishment of debt	(2)	(1)	-	(1)	-	-	-	-
Net investment income on Fortitude Re funds withheld assets	(458)	(96)	-	(362)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld assets	(32)	(7)	-	(25)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld embedded derivative	656	137	-	519	-	-	-	-
Net realized capital (gains) losses(b)	514	90	-	424	(881)	(176)	-	(705)
Income from discontinued operations	-	-	-	(5)	-	-	-	-
Loss from divested businesses	24	14	-	10	9	2	-	7
Non-operating litigation reserves and settlements	1	-	-	1	5	1	-	4
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(30)	(6)	-	(24)	(59)	(13)	-	(46)
Net loss reserve discount (benefit) charge	(31)	(6)	-	(25)	235	50	-	185
Integration and transaction costs associated with acquired businesses	1	1	-	-	3	-	-	3
Restructuring and other costs	100	21	-	79	67	14	-	53
Non-recurring costs related to regulatory or accounting changes	19	4	-	15	3	1	-	2
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(c)	-	-	4	4	-	-	273	273
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$918	$195	$(7)	$709	$746	$189	$(44)	$505

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Nine Months Ended September 30,
	2020				2019
	Pre-tax	Tax Effect	Noncontrolling Interests(c)	After-tax	Pre-tax	Tax Effect	Noncontrolling Interests(c)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(6,735)	$(918)	$-	$(5,813)	$4,251	$950	$-	$3,300
Noncontrolling interests	-	-	(78)	(78)	-	-	(881)	(881)
Pre-tax income (loss)/net income (loss) attributable to AIG	(6,735)	(918)	(78)	(5,891)	4,251	950	(881)	2,419
Dividends on preferred stock				22				15
Net income (loss) attributable to AIG common shareholders				(5,913)				2,404
Adjustments:
Changes in uncertain tax positions and other tax adjustments(d)	-	(204)	-	204	-	(23)	-	23
Deferred income tax valuation allowance (releases) charges(a)	-	(92)	-	92	-	40	-	(40)
Changes in fair value of securities used to hedge guaranteed living benefits	(24)	(5)	-	(19)	(183)	(38)	-	(145)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	205	43	-	162	39	8	-	31
Changes in the fair value of equity securities	16	3	-	13	(6)	(1)	-	(5)
Loss on extinguishment of debt	15	3	-	12	13	3	-	10
Net investment income on Fortitude Re funds withheld assets(e)	(574)	(120)	-	(454)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld assets(e)	(128)	(27)	-	(101)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld embedded derivative(e)	1,493	313	-	1,180	-	-	-	-
Net realized capital gains(b)	(1,369)	(308)	-	(1,061)	(758)	(153)	-	(605)
(Income) loss from discontinued operations	-	-	-	(4)	-	-	-	1
Loss from divested businesses	8,652	1,716	-	6,936	4	1	-	3
Non-operating litigation reserves and settlements	(5)	(1)	-	(4)	6	1	-	5
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(71)	(15)	-	(56)	(211)	(45)	-	(166)
Net loss reserve discount charge	41	9	-	32	920	194	-	726
Integration and transaction costs associated with acquired businesses	7	2	-	5	16	3	-	13
Restructuring and other costs	324	68	-	256	174	37	-	137
Non-recurring costs related to regulatory or accounting changes	46	10	-	36	5	1	-	4
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(c)	-	-	63	63	-	-	769	769
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,893	$477	$(15)	$1,379	$4,270	$978	$(112)	$3,165

(a) Nine months ended September 30, 2020 includes valuation allowance established against a portion of foreign tax credit and net operating loss carryforwards of AIG’s U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions for the three- and nine-months ended September 30, 2020.

(b) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(c) Prior to June 2, 2020, noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the Majority Interest Fortitude Sale. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude Holdings is carried at cost within AIG’s Other invested assets, which was $100 million as of September 30, 2020.

(d) Nine months ended September 30, 2020 includes the write-down of net operating loss deferred tax assets in certain foreign jurisdictions, which is offset by valuation allowance release.

(e) Represents activity subsequent to the deconsolidation of Fortitude Re on June 2, 2020.

Summary of Key Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
Earnings per common share:	2020	2019	% Inc. (Dec.)	2020	2019	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$0.31	$0.74	(58.1)%	$(6.80)	$2.74	NM	%
Income from discontinued operations	0.01	-	NM	-	-	NM
Net income (loss) attributable to AIG common shareholders	$0.32	$0.74	(56.8)	$(6.80)	$2.74	NM

Diluted
Income (loss) from continuing operations	$0.31	$0.72	(56.9)	$(6.80)	$2.71	NM
Income from discontinued operations	0.01	-	NM	-	-	NM
Net income (loss) attributable to AIG common shareholders	$0.32	$0.72	(55.6)	$(6.80)	$2.71	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$0.81	$0.56	44.6%	$1.58	$3.57	(55.7)%

Weighted average shares outstanding:
Basic	867.7	877.0		869.6	876.3
Diluted (a)	873.1	895.8		869.6	887.2

(a) For the nine-month period ended September 30, 2020, because we reported net losses attributable to AIG common shareholders, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported adjusted after-tax income attributable to AIG common shareholders, the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders includes 4,432,369 dilutive shares for the nine-month period ended September 30, 2020.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Book Value per Common Share

As of period end:	September 30, 2020	June 30, 2020	September 30, 2019
Total AIG shareholders' equity	$64,108	$62,234	$65,603
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	63,623	61,749	65,118
Less: Accumulated other comprehensive income (AOCI)	10,978	9,169	5,615
Add: Cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets	4,392	4,215	-
Total AIG common shareholders' equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets (b)	57,037	56,795	59,503
Less: Deferred tax assets (DTA)*	8,123	8,643	9,393
Total adjusted AIG common shareholders' equity (c)	$48,914	$48,152	$50,110
Less: Intangible assets:
Goodwill	4,026	3,983	4,076
Value of business acquired	122	121	335
Value of distribution channel acquired	507	517	545
Other intangibles	322	323	335
Total intangible assets	4,977	4,944	5,291
Total AIG common shareholders' equity less intangible assets (d)	58,646	56,805	59,827
Total adjusted tangible common shareholders' equity (e)	$43,937	$43,208	$44,819
Total common shares outstanding (f)	861.4	861.4	869.9

	September 30,	June 30	% Inc.	September 30,	% Inc.
As of period end:	2020	2020	(Dec.)	2019	(Dec.)
Book value per common share (a÷f)	$73.86	$71.68	3.0%	$74.85	(1.3)%
Book value per common share, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets (b÷f)	66.21	65.93	0.4	68.40	(3.2)
Adjusted book value per common share (c÷f)	56.78	55.90	1.6	57.60	(1.4)
Tangible book value per common share (d÷f)	68.08	65.94	3.2	68.77	(1.0)
Adjusted tangible book value per common share (e÷f)	51.01	50.16	1.7	51.52	(1.0)

Reconciliation of Return On Common Equity

	Three Months Ended September 30,
	2020	2019
Actual or Annualized net income attributable to AIG common shareholders (g)	$1,124	$2,592
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (h)	$2,836	$2,020

Average AIG common shareholders' equity (i)	$62,686	$64,586
Less: Average intangible assets	4,961	5,328
Average AIG tangible common shareholders' equity (j)	$57,725	$59,258

Average AIG common shareholders' equity	$62,686	$64,586
Less: Average AOCI	10,074	5,303
Add: Average cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets	4,304	-
Less: Average DTA*	8,383	9,485
Average adjusted common shareholders' equity (k)	48,533	49,798
Less: Average intangible assets	4,961	5,328
Average adjusted tangible common shareholders' equity (m)	$43,572	$44,470

ROCE (g÷i)	1.8%	4.0%
Adjusted return on common equity (h÷k)	5.8%	4.1%
Return on tangible common equity (g÷j)	1.9%	4.4%
Adjusted return on tangible common equity (h÷m)	6.5%	4.5%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended
	September 30,
	2020	2019
Adjusted pre-tax income	$975	$646
Interest expense on attributed financial debt	73	45
Adjusted pre-tax income including attributed interest expense	902	601
Income tax expense	183	117
Adjusted after-tax income	719	484
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$716	$481

Ending adjusted attributed common equity	$20,017	$19,235
Average adjusted attributed common equity	$19,762	$19,028
Adjusted return on attributed common equity	14.5%	10.1%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended
	September 30,
	2020	2019
Adjusted pre-tax income	$829	$653
Interest expense on attributed financial debt	-	-
Adjusted pre-tax income including attributed interest expense	829	653
Income tax expense	177	170
Adjusted after-tax income	652	483
Dividends declared on preferred stock	7	8
Adjusted after-tax income attributable to common shareholders	$645	$475

Ending adjusted attributed common equity	$46,713	$43,335
Average adjusted attributed common equity	$46,423	$43,015
Adjusted return on attributed common equity	5.6%	4.4%

Net Premiums Written - Change in Constant Dollar

	Three Months Ended September 30, 2020
General Insurance	International	International - Commercial Lines	International - Personal Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(3.7)%	3.1%	(9.8)%
Foreign exchange effect	1.0	1.6	0.6
Increase (decrease) as reported in U.S. dollars	(2.7)%	4.7%	(9.2)%

Reconciliation of Net Investment Income

	Three Months Ended
	September 30,
	2020	2019
Net investment income per Consolidated Statements of Operations	$3,800	$3,408
Changes in fair value of securities used to hedge guaranteed living benefits	(15)	(24)
Changes in the fair value of equity securities	(119)	51
Net investment income on Fortitude Re funds withheld assets	(458)	-
Net realized capital gains related to economic hedges and other	(10)	40
Total Net investment income - APTI Basis	$3,198	3,475
Less: Impact of Fortitude		(548)
Total Net investment income - APTI Basis, excluding the impact of Fortitude		$2,927

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	September 30,
	2020	2019
Individual Retirement:
Premiums	$35	$38
Deposits	2,670	3,656
Other	(3)	(2)
Total premiums and deposits	$2,702	$3,692

Group Retirement:
Premiums	$5	$5
Deposits	1,767	1,919
Other	-	-
Total premiums and deposits	$1,772	$1,924

Life Insurance:
Premiums	$429	$394
Deposits	392	404
Other	209	214
Total premiums and deposits	$1,030	$1,012

Institutional Markets:
Premiums	$275	$389
Deposits	1,165	437
Other	6	7
Total premiums and deposits	$1,446	$833

Total Life and Retirement:
Premiums	$744	$826
Deposits	5,994	6,416
Other	212	219
Total premiums and deposits	$6,950	$7,461